News Release

For Immediate Release

Contacts:
NII Holdings, Inc.
Mario Carotti (305) 441-0818
Nextel Communications, Inc.
Paul Blalock (703) 433-4300

NII Holdings Reports Preliminary 2001 Results

RESTON, Va., February 16, 2002, – NII Holdings, Inc. today announced its preliminary consolidated financial results for the full-year 2001 including operating revenues of $680 million, a consolidated operating cash flow loss (earnings before impairment and restructuring charges, interest, taxes, depreciation and amortization) of $100 million and approximately 1.19 million global proportionate subscribers.

Consolidated operating revenues rose 106% from $330 million in 2000 to $680 million in 2001. Fourth-quarter 2001 revenues grew to $194 million, a 64% increase over the same period in 2000. At the end of 2001, NII Holdings had 1.19 million global proportionate subscribers. The company added 27,400 subscribers during the fourth quarter of 2001 and 479,000 subscribers during the year. During the fourth quarter, NII Holdings implemented cash preservation initiatives, which included reduced subscriber growth among other measures designed to improve cash flow. The subscriber base was also adjusted due to the sale of our minority position in Telus Corporation during the fourth quarter of 2001.

Consolidated operating cash flow loss (earnings before impairment and restructuring charges, interest, taxes, depreciation and amortization) for the entire year was reduced by 25% from a $133 million loss in 2000 to a $100 million loss in 2001. During the fourth quarter, the consolidated operating cash flow loss was $4 million, an 88% improvement over the same period last year.

As previously disclosed, NII Holdings is in discussions with its various creditors regarding the restructuring of its debt obligations, which could include such matters as a potential sale of strategic assets, reorganization under Chapter 11 of the United States Bankruptcy Code or other measures, and has retained the investment banking firm Houlihan Lokey Howard & Zukin Capital to assist it in exploring strategic alternatives.

As a result of its cash preservation initiatives and proposed debt restructuring, NII Holdings has revised its business plan, and as a result, expects to record pre-tax non-cash impairment and restructuring charges for the full year 2001 of between $1 billion and $2 billion in accordance with Statement of Financial Accounting Standards No. 121. The amount of the charge will be finalized in our annual report on Form 10-K expected to be filed by April 1, 2002 and will be determined based on the expected outcome of the proposed debt restructuring efforts at that time.

News Release

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from NII Holdings’ actual future experience involving any one or more of such matters and subject areas. NII Holdings has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from NII Holdings’ current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in NII Holdings’ reports filed with the SEC. This press release speaks only as of its date, and NII Holdings disclaims any duty to update the information herein.

NII Holdings, Inc. has wireless operations and investments in Mexico, Argentina, Brazil, the Philippines, Peru and Chile.

###